Exhibit 99.1

June 2, 2016

To the Shareholders of Foundation Bancorp, Inc.

Dear Fellow Shareholder:

On April 26, 2016, Foundation Bancorp, Inc. (“Foundation”) and Pacific Continental Corporation (“Pacific Continental”) announced the signing of a merger agreement pursuant to which Foundation shall be merged with and into Pacific Continental subject to the terms and conditions set forth in the agreement. Pacific Continental is a bank holding company headquartered in Eugene, Oregon. As of March 31, 2016, Pacific Continental had approximately $1.97 billion in total assets, $1.70 billion in total deposits and approximately $1.41 billion in net loans.

On a pro forma combined basis, the combined company would have total assets of $2.4 billion, total loans outstanding of $1.7 billion and total deposits of $2.1 billion as of March 31, 2016 (unaudited), including $443.8 million in loans and $561.9 million in deposits in the Seattle metropolitan area.

The proposed merger with Pacific Continental offers the ability to enhance shareholder value for Foundation shareholders, and provides significant opportunities to continue to expand and diversify the respective customer bases of Foundation and Pacific Continental. As Pacific Continental’s common shares are traded on NASDAQ, its shares are a much more liquid asset for investors.

The headquarters for Pacific Continental will remain in Eugene, Oregon. Subject to regulatory approval, it is expected that Pacific Continental’s existing branch in Bellevue, Washington will be consolidated into Foundation’s branch. Two representatives from Foundation, Thomas Ellison and Duane Woods, will be appointed to the board of directors of Pacific Continental following the merger. Roger S. Busse will continue to serve as President and Chief Executive Officer of Pacific Continental.

We are very excited about the opportunities that this merger will bring to our company, our shareholders and our customers. We enclose with this letter a copy of the press release that was issued when the merger was announced. We are confident you will find the merger highlights outlined in the press release impressive.

In due course you will receive a detailed prospectus and proxy statement that will set forth complete information concerning the transaction. It is very important that you carefully review the prospectus and proxy statement in full before you decide how to vote on the merger.

Thank you for your continued loyalty and support.

Best regards,

/s/ Louis H. Mills
Louis H. Mills
Chairman

About Foundation Bancorp, Inc.

Foundation Bancorp, Inc. (FDNB) is a bank holding company based in Bellevue, Washington, that operates Foundation Bank, a locally owned, full service, state chartered commercial bank. Foundation Bank has been serving the greater Puget Sound region since 2000.

Additional Information for Shareholders

This communication is being made in respect of the proposed merger between Pacific Continental and Foundation. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed merger, Pacific Continental will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of Foundation, and a Prospectus of Pacific Continental, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Pacific Continental and Foundation, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Pacific Continental at www.therightbank.com under the tab “Investor Relations” and then under the heading “Financials – SEC Filings”, or from Pacific Continental’s Investor Relations, by calling 541-686-8685.

Pacific Continental and Foundation and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Foundation in connection with the proposed merger. Information about the directors and executive officers of Pacific Continental is set forth in the proxy statement for Pacific Continental’s 2015 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 15, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed Merger filed with the SEC when they become available. Copies of these documents may be obtained free of charge from the sources described above.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements include but are not limited to statements about the benefits of the business combination transaction involving Pacific Continental and Foundation, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, expectations regarding the timing of the closing of the transaction and its impact on Foundation’s and Pacific Continental’s earnings, expectations regarding pro forma combined assets, loans and deposits and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Pacific Continental and Foundation operate; the ability to promptly and effectively integrate the businesses of Pacific Continental Bank and Foundation Bank; the reaction to the transaction of the companies’ customers, employees, and counterparties; and the diversion of management time on merger-related issues. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Neither Foundation nor Pacific Continental undertakes any obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.